UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): MAY 25, 2005


                  STRATEGY INTERNATIONAL INSURANCE GROUP, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                       333-106637              16-1644353
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
         incorporation)                                      Identification No.)

            200 YORKLAND BLVD., SUITE 710, TORONTO, ON M2J5C1, CANADA
             (Address of Principal Executive Offices with Zip Code)

       Registrant's telephone number, including area code: (416) 791-4097


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM. 7.01        REGULATION FD DISCLOSURE.

         On May 31, 2005,  the Registrant  issued the Press Release  attached as
Exhibit 99.1 hereto.

ITEM 8.01         OTHER EVENTS.

         On May 25, 2005 Strategy International Insurance Group, Inc., a Texas corporation (the "Registrant"), entered into a letter of intent (the "Letter") with RS Group of Companies, Inc., a Florida corporation ("RS Group"), pursuant to which the Registrant confirmed its intent to acquire all of the outstanding shares of common stock, outstanding options and all other outstanding equity securities of RS Group in a merger transaction for a proposed aggregate consideration of approximately U.S.$1.75 per share of common stock, no par value, of RS Group, subject to adjustment. The transaction is subject to the negotiation and execution of a definitive merger agreement and other definitive documents on terms and conditions acceptable to both the Registrant and RS Group, as well as making all appropriate filings with the Securities and Exchange Commission. The price per share of the RS Group common stock is subject to adjustment as a result of the completion of a valuation of RS Group and the receipt of a fairness opinion by the Registrant, which could result in a material change in the merger consideration.

         Pursuant to the Letter, RS Group agreed that, for a period of time beginning May 25, 2005 and ending July 24, 2005, RS Group will not, directly or indirectly take any action to solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from any third party regarding any acquisition of RS Group, any merger or consolidation with or involving RS Group, or any acquisition of any portion of the stock or assets of RS Group. RS Group further agreed to notify the Registrant in writing promptly upon receipt of a proposal by any third party that the Board of Directors of RS Group determines to be worthy of consideration.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits

                  99.1 Letter of Intent, dated May 25, 2005, between the Registrant and RS Group of Companies, Inc.

                  99.2     Press release of the Registrant, dated May 31, 2005.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    May 31, 2005

                                             STRATEGY INTERNATIONAL INSURANCE
                                             GROUP, INC.


                                             By: /s/ Louis Lettieri
                                                 -------------------------------
                                                 Name:  Louis Lettieri
                                                 Title: Chief Financial Officer